DATED NOVEMBER 4, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 4, 2015, Montage issued the following press release:

FOR IMMEDIATE RELEASE

Montage Technology Group Sends Revised Binding Offer and Merger Agreement to Pericom Semiconductor

Significantly Enhances Terms: Doubles Reverse Break-up Fee to $43 Million, Assumes All Regulatory Risk Including CFIUS

Montage’s $18.50 Per Share Superior All-Cash Offer Represents a 9% Premium to the Diodes Proposal

To File Investor Presentation Highlighting Superior Offer and High Degree of Transaction Certainty

Montage Urges Pericom Shareholders to Protect the Value of Their Investment by Voting AGAINST the Proposed Diodes Acquisition on the GOLD Proxy Card

MILPITAS, CA, November 4, 2015 — Montage Technology Group Limited (“Montage”) today announced that it has sent to Pericom Semiconductor Corporation (“Pericom”) (NASDAQ: PSEM) a revised binding offer and merger agreement with significantly enhanced terms to acquire all of the outstanding shares of Pericom.

Montage believes that its $18.50 per share cash offer is clearly superior to the $17.00 per share Diodes Incorporated (“Diodes”) proposal. Montage’s $18.50 offer is 9% higher than the Diodes proposal and 52% higher than Pericom’s unaffected closing price on September 2, 2015.

Montage has enhanced its superior proposal by:

•	Increasing the reverse break-up fee: Montage has doubled its proposed reverse break-up fee from $21.5 million to $43.0 million, representing 10% of the transaction value. The reverse break-up fee would be payable to Pericom should Montage fail to obtain required regulatory approval or financing for the transaction. Montage has committed to depositing the reverse break-up fee into an escrow account with Citibank in New York.

•	Assuming all regulatory risk: The Montage offer is no longer conditioned on any regulatory closing conditions, and has removed closing conditions relating to antitrust, Taiwan and the Committee on Foreign Investment in the United States (“CFIUS”) regulatory approvals and clearances. Therefore, Montage is assuming all risk with regard to all regulatory approvals and clearances.

Importantly, Montage’s offer is not subject to any financing conditions and the company has previously agreed to “hell or high water” obligations. Montage also remains willing to pay the Diodes break-up fee of $15 million, preserving the full 9% premium for Pericom shareholders.

Montage will file an investor presentation with the Securities and Exchange Commission in connection with its offer to acquire Pericom. The presentation will also be available on Montage’s website at www.montage-tech.com.

The following is the text of the letter that Montage sent to the Pericom Board of Directors regarding its enhanced offer, along with a revised, signed form of merger agreement:

November 3, 2015

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Board of Directors

Re:	Amended and Restated Legally Binding Offer for $18.50 in Cash per Pericom Share Superior Proposal

Ladies and Gentlemen:

We are pleased to submit our amended and restated offer (“Restated Offer”) to acquire all of the outstanding shares of Pericom Semiconductor Corporation (“Pericom”) for consideration of $18.50 in cash per share of common stock of Pericom (“Pericom Shares”), upon the terms and conditions reflected herein and in the documents attached hereto. Our Restated Offer of $18.50 in cash per Pericom Share indisputably constitutes a “Superior Proposal” under the terms of the Agreement and Plan of Merger, dated as of September 2, 2015, among Pericom, Diodes Incorporated (“Diodes”) and PSI Merger Sub, Inc. (the “Diodes Merger Agreement”) because it is clearly more favorable from a financial point of view to the holders of Pericom Shares than the transactions contemplated by the Diodes Merger Agreement. To further emphasize the seriousness of our Restated Offer, on the terms set out in this letter we are submitting this irrevocable and legally binding Restated Offer and we have attached hereto the Agreement and Plan of Merger (the “Merger Agreement”), the Voting Agreement between Montage Technology Group Limited (“Montage”) and the parties signatory thereto (the “Voting Agreement”), and the Escrow Agreement among Montage, Pericom and the Escrow Agent, each executed by Montage and, to the extent applicable, Porsche Acquisition Sub, Inc., a wholly owned subsidiary of Montage (“Acquisition Sub”), which (subject to the terms of this letter) shall become a binding contract upon Pericom’s delivery of its counter signature thereto. Our Restated Offer hereby amends and restates the offer set forth in that certain letter dated as of September 29, 2015 sent by Montage to Pericom, as it was thereafter amended.

Montage and Acquisition Sub are each willing to sign a merger agreement that is substantially identical to the Diodes Merger Agreement and Montage is willing to sign a voting agreement substantially identical to the Voting Agreement dated as of September 2, 2015 among Diodes and the Pericom shareholders signatory thereto (the “Diodes Voting Agreement”), with the following additional Pericom favorable terms that are included in the Merger Agreement:

•	“Hell or High Water” Obligations. In order to address any potential concerns in Montage obtaining any required regulatory approvals, we provided in the Merger Agreement that Montage would be responsible for, and would bear all of the risk with a so-called “hell or high water” obligation of, all legal filings and approvals in China, Taiwan and the United States.

•	10% Reverse Break-Up Fee. To further demonstrate our confidence in being able to timely consummate a transaction with Pericom, we have increased the reverse break-up fee payable to Pericom as provided in the Merger Agreement from $21.5 million up to $43 million so to any address regulatory and financing concerns of Pericom. The amount of $43 million represents approximately 10% of the aggregate purchase price. Montage will deposit 100% of the reverse break-up fee into an escrow account with Citibank located in the United States on the date the Merger Agreement is fully executed.

•	Removal of Committee on Foreign Investment in the United States (“CFIUS”) Condition. Montage and Acquisition Sub will assume all risk regarding any action taken by CFIUS and will not condition the consummation of the merger on obtaining CFIUS clearance. As a result, we have removed this condition from the Merger Agreement.

•	Removal of Taiwan Regulatory Condition. Montage and Acquisition Sub will assume all risk regarding any action taken by the Taiwan regulatory authorities and will not condition the consummation of the merger on obtaining any approval or clearance from the Taiwan regulatory authorities. As a result, we have removed this condition from the Merger Agreement.

•	Removal of Antitrust Conditions. Because no U.S. or People’s Republic of China antitrust or merger control filings or clearances are required, we have removed these conditions from the Merger Agreement.

•	Payment of Diodes Break-Up Fee. Montage agreed that it will pay to Diodes at the signing of a transaction with Pericom, on behalf of Pericom, the termination fee of $15 million.

•	CEC Commitment Letter. China Electronics Corporation (“CEC”), one of the largest electronic companies in the China and a shareholder of Montage, has provided a commitment letter for the financing, committing to fund the purchase price subject to the conditions set forth therein. CEC was the principal source of the financing in PDSTI’s acquisition of Montage last year. In light of CEC’s track record with funding on the financing commitment for last year’s acquisition of Montage (which was significantly larger than the proposed acquisition of Pericom), CEC’s commitment to provide financing for the acquisition of Pericom provides a very high degree of financing certainty.

•	Bank of China Commitment Letter. The Bank of China has provided a commitment letter for the financing, committing to fund the purchase price subject to the conditions set forth therein. Bank of China is China’s most internationalized and diversified bank with $2.5 trillion in assets and a major source of financing to Chinese outbound mergers and acquisitions.

•	Ability to Enforce and Recover Against Montage. In order to address any potential concerns in Pericom being able to recover against Montage, the Merger Agreement provides for (1) the escrow of the reverse break-up fee at Citibank in New York, New York as collateral and security for the reverse break-up fee, (2) binding arbitration which would result in an arbitral award that would be fully enforceable against Montage in a Cayman Islands court pursuant to the Cayman Islands Foreign Arbitral Awards Enforcement Law (1997 Revision) and (3) Montage appointing CT Corporation System as its agent for service of process in the United States.

Our Restated Offer of $18.50 in cash per Pericom Share provides compelling value for Pericom shareholders as compared with the Diodes Merger Agreement. Our Restated Offer represents a highly attractive premium of approximately 52% to the unaffected closing price on September 2, 2015 and a premium of approximately 9% to Diodes’ offer. Our Restated Offer clearly represents a superior proposal to that of Diode’s offer.

We hereby confirm that we have completed all of our due diligence on Pericom, and that we will not require any further due diligence on Pericom. We will accept the “Company Disclosure Schedule” in the same form that Pericom delivered to Diodes at the signing of the Diodes Merger Agreement. In addition, neither our Restated Offer nor the Merger Agreement is subject to any financing condition. Our Restated Offer is not subject to any condition other than as set forth in the attached Merger Agreement.

To provide even greater certainty to the Pericom shareholders, we hereby agree that this Restated Offer is irrevocable and legally binding and Montage and Acquisition Sub shall not have the right to withdraw our Restated Offer or the executed Merger Agreement, Voting Agreement or Escrow Agreement attached to this letter; provided, however, that our Restated Offer shall automatically be withdrawn and revoked with no further action required by Montage, Acquisition Sub or Pericom and the Merger Agreement, Voting Agreement and Escrow Agreement attached to this letter shall be deemed null and void on the earliest to occur of:

1.	9:00 a.m. California time on November 23, 2015 if Pericom has not delivered to Montage an executed signature page to the Merger Agreement, and the Pericom shareholders who are to be signatory to the Voting Agreement have not delivered executed signature pages to the Voting Agreement, attached to this letter prior to such time;

2.	12:00 noon California time on November 20, 2015 if Pericom has not given notice of termination of the Diodes Merger Agreement in accordance with the terms thereof prior to such time;

3.	(a) the effectiveness of any amendment or modification to the Diodes Merger Agreement or Diodes Voting Agreement or (b) the grant by Diodes of any consent or waiver under the Diodes Merger Agreement or Diodes Voting Agreement that, in the case of this clause (b), has the effect of permitting Pericom to pay any dividend or repurchase any shares of its capital stock or otherwise improves the financial terms of the transactions contemplated by the Diodes Merger Agreement or the Diodes Voting Agreement from the perspective of the Pericom shareholders relative to that of the Diodes shareholders;

4.

(a) Pericom makes any filing under the Securities Exchange Act of 1934 that qualifies in any material respect any of the representations and warranties of Pericom as set forth in the Merger Agreement in a manner that is adverse to Montage or Acquisition Sub or (b) Pericom otherwise publicly discloses or makes known to Montage or Acquisition Sub, or Montage or Acquisition

Sub otherwise becomes aware of, any change, circumstance, development, effect, event or occurrence that is inconsistent with any of the representations and warranties of Pericom as set forth in the Merger Agreement and adverse to Montage or Acquisition Sub, in each of clause (a) or (b), that is or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Pericom or its subsidiaries, if Pericom has not delivered to Montage and Acquisition Sub an executed signature page to the Merger Agreement attached to this letter;

5.	the adjournment, postponement, suspension, placing into recess or cancellation of the special meeting of shareholders of Pericom on November 20, 2015 at which the merger with PSI Merger Sub, Inc. will be voted upon, or if for any other reason the Pericom shareholders have not completed voting on the proposal to approve the merger of Pericom with PSI Merger Sub, Inc. pursuant to the Diodes Merger Agreement by 10:00 a.m. California time on November 20, 2015, in any such case without the prior written consent of Montage and Acquisition Sub, if Pericom has not delivered to Montage and Acquisition Sub an executed signature page to the Merger Agreement attached to this letter; and

6.	the approval of the merger of Pericom with PSI Merger Sub, Inc. pursuant to the Diodes Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Pericom Shares at the meeting of shareholders of Pericom on November 20, 2015 (any withdrawal and revocation under clauses (1) through (6) above, an “Offer Termination Event”).

Except upon the occurrence of an Offer Termination Event in accordance with the foregoing, this Restated Offer is irrevocable and legally binding and neither Montage, Acquisition Sub, nor any of its affiliates, shall be entitled to withdraw, modify or amend in any manner our Restated Offer or the Merger Agreement attached to this letter; provided that Montage and Acquisition Sub may make additional improvements to the Restated Offer and the Merger Agreement that are more favorable to Pericom and its shareholders than the current Restated Offer and Merger Agreement.

The provisions of Sections 10.3, 10.8 and 10.10 of the Merger Agreement are incorporated by reference herein mutatis mutandis and our Restated Offer set forth herein shall be governed by and construed in accordance with such provisions.

Our senior management team, led by Dr. Howard Yang, and O’Melveny & Myers LLP, our legal counsel, and Barclays Capital Inc., our financial advisor, are available at your convenience to discuss any aspect of our Restated Offer. We are confident that our Restated Offer is highly attractive to Pericom and its shareholders, and represents a superior proposal to the Diodes Merger Agreement.

Very truly yours, Montage Technology Group Limited

By:	/s/ Howard Yang
Name:	Howard Yang
Title:	Chief Executive Officer

Porsche Acquisition Sub, Inc.

By:	/s/ Lilly Huang
Name:	Lilly Huang
Title:	Vice President

SHAREHOLDERS ARE URGED TO PROTECT THEIR INVESTMENT BY VOTING THE GOLD PROXY CARD TODAY!

Pericom’s special meeting is fast approaching. Montage urges Pericom shareholders to Vote “AGAINST” the Diodes Acquisition Proposal on the GOLD proxy card TODAY.

EVERY VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES.

Shareholders who have questions or need assistance voting their shares may contact:

INNISFREE M&A INCORPORATED

+ (888) 750-5834 (toll-free from the US and Canada)

+ (412) 412-232-3651 (from other countries)

Remember—only the latest-dated proxy card counts!

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage

Mark Voll, CFO

(408) 982-2780 or 86-21-6128-5678 x8618

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Arthur Crozier/Jennifer Shotwell/Jon Salzberger

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

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Mahmoud Siddig

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